      As filed with the Securities and Exchange Commission on May 6, 1998



                                                     Registration No. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                    FORM S-1

                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933
                               ------------------

                                    SPR INC.
             (Exact name of registrant as specified in its charter)

                 DELAWARE                           7370                           36-3932665
     (State or other jurisdiction of         (Primary Standard           (I.R.S. Employer Identification
      incorporation or organization)             Industrial                           No.)
                                            Classification Code
                                                    No.)

   2015 SPRING ROAD, SUITE 750, OAK BROOK, ILLINOIS 60523-1874 (630) 990-2040
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ROBERT M. FIGLIULO
                            CHIEF EXECUTIVE OFFICER
                                    SPR INC.
   2015 SPRING ROAD, SUITE 750, OAK BROOK, ILLINOIS 60523-1874 (630) 990-2040
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------

                                   Copies to:

               DONALD E. FIGLIULO                                    WILLIAM M. HOLZMAN
             JOHN E. MCGOVERN, JR.                                   HELEN N. KAMINSKI
        WILDMAN, HARROLD, ALLEN & DIXON                           NEAL, GERBER & EISENBERG
             225 WEST WACKER DRIVE                                TWO NORTH LASALLE STREET
          CHICAGO, ILLINOIS 60606-1229                            CHICAGO, ILLINOIS 60602
                 (312) 201-2000                                        (312) 269-8000

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [X] 333-49801


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------


                        CALCULATION OF REGISTRATION FEE



========================================================================================================================
TITLE OF EACH CLASS OF                              PROPOSED MAXIMUM         PROPOSED MAXIMUM
   SECURITIES TO BE           AMOUNT TO         OFFERING PRICE PER SHARE    AGGREGATE OFFERING    AMOUNT OF REGISTRATION
      REGISTERED           BE REGISTERED(1)               (2)                    PRICE(2)                  FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
  value per share....           11,500                  $28.25                   $324,875                  $96
========================================================================================================================


------------------------

(1) Includes 1,500 shares that the Underwriters have the option to purchase to cover over-allotments, if any.



(2) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on May 5, 1998.

================================================================================

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE



     This Registration Statement is being filed with the Securities and Exchange Commission (the "Commission") by SPR Inc. (the "Company") pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended. This Registration Statement hereby incorporates by reference the contents of the Company's Registration Statement on Form S-1 (Registration No. 333-49801), filed on April 9, 1998, relating to the offering of up to 2,530,000 shares of the Company's common stock, par value $.01 per share, which was declared effective by the Commission on May 5, 1998.



                                 CERTIFICATION



     The Company hereby authorizes the Commission to deduct the $96 registration fee for the additional shares of common stock being registered hereby from available unrestricted funds previously deposited by the Company in the Commission's lockbox at Mellon Bank. In the event such funds are not available for any reason, the Company hereby certifies to the Commission that the Company will instruct its bank to wire to the lockbox of the Commission at Mellon Bank, the registration fee for the additional shares of common stock being registered hereby as soon as practicable (but in no event later than the close of business on May 7, 1998); that it will not revoke such instructions; and that it has sufficient funds in the relevant bank account to cover the amount of the filing fee.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Chicago, Illinois on May 6, 1998.


                                          SPR INC.

                                          By:       /s/ ROBERT M. FIGLIULO

                                            ------------------------------------
                                                     Robert M. Figliulo
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     Know all persons by these presents, that each person whose signature appears below constitutes and appoints Robert M. Figliulo and Stephen J. Tober, and each of them singly, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including Post-Effective Amendments and Registration Statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and any or all amendments thereto), and therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been duly signed by the following persons in the capacities indicated on May 6, 1998.


                  SIGNATURE                                            TITLE
                  ---------                                            -----

           /s/ ROBERT M. FIGLIULO              Chief Executive Officer and Chairman of the Board of
---------------------------------------------    Directors (Principal Executive Officer)
             Robert M. Figliulo

            /s/ STEPHEN J. TOBER               Executive Vice President, Finance and Business
---------------------------------------------    Administration (Principal Financial Officer)
              Stephen J. Tober

           /s/ STEPHEN T. GAMBILL              Chief Financial Officer (Principal Accounting
---------------------------------------------    Officer)
             Stephen T. Gambill

           /s/ MICHAEL J. FLETCHER             Director of Professional Development -- Tulsa and
---------------------------------------------    Director
             Michael J. Fletcher

                  SIGNATURE                                            TITLE
                  ---------                                            -----
            /s/ DAVID A. FIGLIULO              Executive Vice President and Director
---------------------------------------------
              David A. Figliulo

            /s/ RONALD L. TAYLOR               Director
---------------------------------------------
              Ronald L. Taylor

          /s/ SYDNOR W. THRIFT, JR.            Director
---------------------------------------------
            Sydnor W. Thrift, Jr.

             /s/ DAVID P. YEAGER               Director
---------------------------------------------
               David P. Yeager

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
  5.1      Opinion of Wildman, Harrold, Allen & Dixon
 23.1      Consent of Arthur Anderson LLP, independent public
           accountants
 23.2      Consent of Wildman, Harrold, Allen & Dixon (included in
           Exhibit 5.1)
 24.1      Power of Attorney (included on the signature page hereto)